Exhibit 4.(a).89

[State Emblem]

The State of Israel
Ministry of Communications

General License for Partner Communications Ltd. for the Provision of
Mobile Radio Telephone (MRT) Services using the Cellular Method

Amendment No. 73

By virtue of the authority of the Minister of Communications under Article 4 (e) of the Communications Law (Telecommunications and Broadcasts), 5742-1982, that have been delegated to us, by all our other powers under any law and after having considered the arguments of Partner Communications Company Ltd. (hereinafter: “Partner”), we hereby amend the General License for the provision of mobile radio telephone (MRT) services using the cellular method granted to Partner on 7 April 1998,  as follows:

Amendment of Article 75E

1.	In article 75E.1, in the definition of "plan", after "limited period of time" shall come: "or for a specific trip abroad".

2.	The existing article 75E.2 shall be renumbered as (a) and afterwards shall come:

(b)	"Notwithstanding the aforesaid in article 75E.2 (a)-

1)	The Licensee shall be exempt from sending an SMS to a subscriber regarding the utilization of the package that he purchased, as set forth in article 75E.2(a) if the following apply:

(a)	The subscriber purchased the package before March 31, 2014;

(b)	The subscriber specifically agreed in writing to waive the receipt of an SMS as set forth in article 75E.2(a);

(c)
The Licensee proved to the satisfaction of the Director that a technological limitation that is not under its control prevents it from receiving an online indication or close to an online indication with respect to the execution of calls by direct dialing.

2)
If a subscriber uses MRT equipment that does not support SMSs, including tablets with SIM cards and cellular modems, the Licensee will require the subscriber when he purchases the package an alternative means of communication (for example whatsapp, viber, skype applications, email or voice mail) ("alternative means"); if the subscriber provided alternative means, the Licensee will send the messages regarding said package utilization in article 75E.2(a) by alternative means.

3.	In article 75E.5, after "arrangement" shall come: "or his arrangement does not include the country in which the subscriber is staying".

4.	At the end of article 75E.11, instead of "agreement execution" shall come "sending of the telephone bill".

Amendment of Appendix E2

5.	In the existing appendix E2, in section 1A, after the words "through Wi-Fi" shall come: "marking open in this section does not include opening of roaming services in Jordan and Egypt".

Commencement

This license amendment will become effective on March 31, 2014.

(  February 17, 2014)

(sgd) ________________ Haim Giron Senior Deputy Director-General, Engineering and Licensing	______________ Avi Berger Director General

Appendix E2-Services Access Form

Access form for services through the cellular handset that are charged in the telephone bill

Name of the Licensee
Methods for sending the form:
Address
E-mail address
Fax number

Date:______________

I, the person whose details appear below, request access to the services detailed below, for the telephone number noted in this form as follows:

Subscriber Details
Name of the subscriber/company:___ I.D./Company No._____________________
Address:____Telephone No.__________

Mark X according to your choice and sign. For your information, partial marking and signing shall mean blocking the possibility to receive the service.

No.	Type of Service	Block	Open	Subscriber's Signature
1.	Cellular data service on cellular internet in Israel including the cellular portal of the Licensee (Blocking does not prevent cellular data in Israel through Wi-Fi)	o	o
1A.
Cellular data service on cellular internet abroad including the cellular portal of the Licensee
(Blocking does not prevent cellular data abroad through Wi-Fi)
For your information, if you chose "block" and purchased at some point at a later time a plan/package that includes cellular data, the blocking will be opened by [name of company] and afterwards will be blocked by us again upon the complete utilization of the package or the termination of the plan, the earlier of the two.
		o	o
2.	Content service and/or one time information

a. receipt or download of content through the internet, watching it and/or listening to it on a one time basis (for example: download or watching a video clip, listening to a song, download of a ringtone, download of a video clip, download of a game, and all on a one time basis)
		o	o
	b. sending of an sms at a special rate in order to vote as part of a televised show on a one time basis (for example: voting for a reality show on a one time basis)	o	o
	c. Making a donation by sending an sms on a one time basis (for example: a donation to an organization on a one time basis)	o	o

	d. Receipt of content and/or information on a one time basis (for example: information about transportation routes, professionals, financial information, and all on a one time basis)	o	o
3.	Content service and/or continuous information

a. Receipt or download of content through the internet, watching and/or listening to it not on a one time basis (for example: a subscription to download or watch a video clip, a subscription  for a music service, a subscription to download ringtones, a subscription to download video clips and a subscription to download games)
o

b. Receipt of content and/or information not on a one time basis (for example: a subscription for the receipt of news updates, a subscription for the receipt of sports results, a subscription for the receipt of trivia questions and a subscription for the receipt of diet recipes)
o
Signing this agreement in the presence of a Licensee representative-I declare that this form was marked and signed by myself
Name of Licensee Representative:_______ Signature of Licensee Representative_____ Signature of Subscriber________________